                                                                EXHIBIT 23.2


                      INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Photomatrix, Inc.:


We consent to incorporation by reference in the registration statements (Nos. 33-18896, 33-72122 and 33-61951) on Form S-8 of Photomatrix, Inc. and
subsidiaries of our report dated May 29, 1998, except as to Note 4 to the consolidated financial statements as to which the date is September 3, 1999, relating to the consolidated statements of operations, shareholders' equity, and cash flows of Photomatrix, Inc. and subsidiaries for the year ended March 31, 1998, which report appears in the March 31, 1999, annual report on Form 10-KSB of Photomatrix, Inc.

Our report dated May 29, 1998, except as to Note 4 to the consolidated financial statements as to which the date is September 3, 1999, contains an emphasis paragraph that states that in March 1999 the Company approved a plan to sell its document scanner operations. Operations and cash flows for the year ended March 31, 1998 have been reclassified to discontinued operations.


                                                                  KPMG LLP



San Diego, California
September 2, 1999